CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this form 8-K/A of Cleopatra International Group, Inc. filed on or about March 15, 2011 of our report dated September 15, 2010 relating to the financial statements of Festive Lion Limited and subsidiaries for the two year period ended December 31, 2009.

/s/Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc.
Salt Lake City, Utah
March 15, 2011